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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 11, 2006



                         ARTESIAN RESOURCES CORPORATION
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             (Exact name of registrant as specified in its charter)


             Delaware                     000-18516             51-0002090
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 (State or other jurisdiction of        (Commission           (IRS Employer
          incorporation)                File Number)        Identification No.)


 664 Churchmans Road, Newark, Delaware                    19702
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(Address of principal executive offices)               (Zip Code)



Registrant's telephone number, including area code: 302-453-6900
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                                 Not Applicable
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         (Former name or former address, if changed since last report.)




Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):




[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act



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Section 8 - Other Events

Item 8.01       Other Events.

On April 11, 2006, the Delaware Public Service Commission, or "PSC" approved a rate increase for Artesian Water Company Inc., or "Artesian Water" in response to Artesian Water's February 5, 2004 rate request. Artesian Water filed an initial application in February 2004 with the PSC for a rate increase to generate an additional revenue of 24%, or approximately $8.8 million on an annualized basis to recognize the significant increase in utility plant and equipment placed in service and increase in operating expense. On March 26, 2004, Artesian Water filed a supplemental application reducing the requested increase to 23.8% or approximately $8.7 million on an annualized basis. On April 6, 2004, Artesian Water implemented a temporary rate increase designed to generate an increase in annual operating revenue of approximately 6.98%, or $2.5 million on an annualized basis. On September 7, 2004, an additional $3.0 million in temporary rates, for a total increase of 15%, was placed into effect as permitted by law.

On June 21, 2005, the PSC ruled on various issues within Artesian Water's rate application. However, on July 5, 2005, the PSC remanded two issues related to rate base valuation to the Hearing Examiner for further consideration. These two issues related to approximately $320,000 of the requested increase in annual revenue. In addition, effective July 1, 2005, Chester Water Authority and the City of Wilmington increased the rate for water purchased by Artesian Water. On August 15, 2005, Artesian Water, in lieu of this increase, filed a petition with the PSC to place into effect increased rates resulting from the increased costs. The PSC elected to consolidate this petition with the already-pending remanded issues in the rate case.

On April 11, 2006, the PSC ruled in Artesian Water's favor on all three remanded issues. Based on the PSC decision, Artesian Water's new rates will generate approximately $4.9 million in additional revenue on an annual basis, or an increase of approximately 13.4%. Artesian Water will be required to refund the portion of the temporary rate increase in excess of the 13.4% to its customers. This amount has been held in reserve and was not reflected in income. The refund, plus interest, for the overpayment from customers will be applied to future customer bills. A portion of the reserve which reflects revenues that were approved on April 11th will be reflected in income in the first quarter ending March 31, 2006.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        ARTESIAN RESOURCES CORPORATION


Date:  April 13, 2006                   By:  /s/ DAVID B. SPACHT
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                                        David B. Spacht
                                        Vice President, Chief Financial Officer
                                        and Treasurer